EXHIBIT 12.2

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS



                                                                                                        For the Nine Months
                                                                                                        Ended September 30
Dollars in millions                                                                                    --------------------
                                                                                                            1995      1994
---------------------------------------------------------------------------------------------------------------------------

Earnings before cumulative effect of accounting changes ..............................................      $211      $192
Provision for income taxes ...........................................................................       151       174
                                                                                                            ----      ----
      Earnings subtotal ..............................................................................       362       366

Fixed charges included in earnings:
      Interest expense ...............................................................................       218       209
      Interest portion of rentals ....................................................................        37        41
                                                                                                            ----      ----
         Subtotal ....................................................................................       255       250

Earnings available before fixed charges ..............................................................      $617      $616
                                                                                                            ====      ====


Fixed charges and preferred stock dividends:
      Fixed charges included in earnings .............................................................      $255      $250
      Capitalized interest ...........................................................................        25        26
      Preferred stock dividends * ....................................................................        43        43
                                                                                                            ----      ----
         Total fixed charges and preferred stock dividends ...........................................      $323      $319
                                                                                                            ====      ====

Ratio of earnings to fixed charges and preferred stock dividends .....................................       1.9       1.9




* For purposes of this ratio, preferred stock dividends are adjusted to a pre-tax basis.